Exhibit 99.1

    FBL Financial Group Reports Record Second Quarter 2007 Results


    WEST DES MOINES, Iowa--(BUSINESS WIRE)--Aug. 2, 2007--FBL
Financial Group, Inc. (NYSE:FFG):

Financial Highlights
(Dollars in thousands, except per share data)
----------------------------------------------------------------------
                                           Three months ended June 30,
                                               2007          2006
                                           ---------------------------
Net income applicable to common stock            $33,809       $17,665
Operating income applicable to common stock       24,166        20,274
Earnings per common share (assuming
 dilution):
     Net income                                     1.12          0.59
     Operating income                               0.80          0.68
----------------------------------------------------------------------

    FBL Financial Group, Inc. (NYSE:FFG) today announced that diluted net income totaled a record $1.12 per common share ($33.8 million) for the quarter ended June 30, 2007, compared to $0.59 per common share ($17.7 million) in the year ago quarter.

    Operating Income(1). Diluted operating income increased 18 percent to a record $0.80 per common share ($24.2 million) in the second quarter of 2007 from $0.68 per common share ($20.3 million) in the second quarter of 2006. Operating income differs from the GAAP measure, net income, in that it excludes the impact of realized/unrealized gains and losses on investments, the change in net unrealized gains and losses on derivatives, a nonrecurring lawsuit settlement and the cumulative effect of changes in accounting principles. For further information on this non-GAAP financial measure, please refer to Note (1) and the reconciliation provided within this release.

    Commenting on FBL's second quarter results, Chief Executive Officer Jim Noyce stated, "The record results we reported today clearly demonstrate the strong fundamentals and solid earnings capabilities of our subsidiaries Farm Bureau Life Insurance Company and EquiTrust Life Insurance Company. Results this quarter also reflect favorable mortality experience and strong investment results. I am particularly pleased with the level of life insurance premiums collected this quarter by Farm Bureau Life, which was the highest ever. And although our EquiTrust Life independent channel sales results have been below our expectations year-to-date, more recently they have been increasing. We continue to expect to achieve our 2007 target for this business of $1.4 billion, but it will be a challenge."

    Commenting on FBL's earnings outlook, Noyce added, "Given our record year-to-date results and our positive outlook for the remainder of the year, we are increasing our operating income guidance for the full year 2007 to a range of $2.95 to $3.10 per common share, up from our original earnings guidance of $2.80 to $2.95 per share. We are also increasing our 2007 net income guidance to a range of $3.35 to $3.50 per share." This earnings outlook is subject to volatility resulting from a number of factors, including mortality experience and investment results. Consistent with previous guidance, net income guidance for the remainder of 2007 does not include an amount for realized gains or losses on investments and unrealized gains and losses on derivatives as they cannot reasonably be estimated.

    Product Revenues Up. Premiums and product charges for the second quarter of 2007 increased seven percent to $66.9 million from $62.3 million in the second quarter of 2006. Interest sensitive and index product charges increased five percent due primarily to an increase in surrender charges on annuity and universal life products, while traditional life insurance premiums increased nine percent.

    Premiums collected(2) in the second quarter of 2007 totaled $418.6 million compared to $572.3 million in the second quarter of 2006. Premiums collected from FBL's exclusive Farm Bureau Life distribution channel totaled $123.1 million in the second quarter of 2007, reflecting a 14 percent increase in variable sales, a six percent increase in traditional and universal life insurance sales and a two percent decline in traditional annuity sales. Premiums collected from FBL's EquiTrust Life independent distribution channel totaled $279.4 million in the second quarter of 2007, comprised of $222.7 million of index annuities and $56.7 million of fixed rate annuities. As expected, this is a decrease from the second quarter of 2006, reflecting the unusually high level of fixed rate annuity sales in 2006 as well as actions taken in 2007 to further increase the profitability of the products sold by the EquiTrust Life independent distribution channel.

    Investment Income. Net investment income in the second quarter of 2007 increased 20 percent to $154.6 million from $129.0 million in the second quarter of 2006. This increase is due primarily to an increase in average invested assets resulting primarily from inflows from Farm Bureau Life and EquiTrust Life and proceeds from the issuance of $100.0 million senior notes in March 2007. The annualized yield earned on average invested assets, with securities at cost, was 6.16 percent for the six months ended June 30, 2007, compared to 6.09 percent for the same period 2006. The 2007 yield reflects an increase in investment fee income, which includes income from bond calls, tender offers and mortgage loan prepayments and the reversal of net discount accretion on mortgage and asset-backed securities. Investment fee income totaled $3.0 million in the second quarter of 2007 compared to $1.4 million in the second quarter of 2006.

    Derivative Income. FBL's derivative income totaled $44.8 million in the second quarter of 2007, compared to a derivative loss of $22.4 million in the second quarter of 2006. The derivative income reflects an increase in the value of the underlying market indices on which call options supporting FBL's index annuity business are based. At the policy anniversary, gains from call options are passed on to the policyholder in the form of index credits.

    Realized/Unrealized Gains on Investments. In the second quarter of 2007, FBL recognized net realized/unrealized gains on investments of $1.2 million compared to $0.2 million in the second quarter of 2006. Second quarter 2007 realized/unrealized gains include net realized gains from sales of investments of $3.6 million and realized losses due to impairments of $2.4 million.

    Benefits and Expenses. Benefits and expenses totaled $223.3 million in the second quarter of 2007, compared to $149.0 million in the second quarter of 2006. This increase is primarily attributable to the impact of market appreciation on the indices backing FBL's index annuities as well as additional interest credited due to FBL's growing volume of annuity business.

    Operating Results by Segment. FBL's operating results for the second quarter of 2007 reflect an increase in all product segments. Consistent with prior quarters, the majority of FBL's operating earnings are attributable to the traditional annuity and traditional and universal life insurance segments. Further detail and results by segment are provided in FBL's financial supplement, which is available on FBL's website, www.fblfinancial.com.

    Assets Total $12.9 Billion. Total assets increased $762 million to $12.9 billion at June 30, 2007, from $12.2 billion at December 31, 2006. At June 30, 2007, 96 percent of the fixed maturity securities in FBL's investment portfolio were investment grade debt securities. Exposure to subprime securities at June 30, 2007 consisted of three fixed rate "AAA" rated securities and totaled $28.7 million, which is 0.2% of total investments. Book value per common share totaled $29.01 at June 30, 2007, compared to $29.59 at December 31, 2006. Book value per share excluding accumulated other comprehensive income (loss)(3) increased six percent to $30.38 at June 30, 2007, from $28.64 at December 31, 2006.

    Conference Call. FBL management will hold a conference call with investors to discuss second quarter 2007 results. The call will be held tomorrow, August 3, 2007, at 11 a.m. Eastern Time. The call will be webcast over the Internet, and a replay will be available on FBL's website, www.fblfinancial.com.

    The statements in this release concerning FBL's prospects for the future are forward-looking statements that involve certain risks and uncertainties. The risks and uncertainties that could cause actual results to differ materially are detailed in FBL's reports filed with the Securities and Exchange Commission and include interest rate changes, competitive factors, volatility of financial markets, the ability to attract and retain sales agents and a decrease in ratings. These forward-looking statements are based on assumptions which FBL Financial Group believes to be reasonable. No assurance can be given that the assumptions will prove to be correct.

    FBL Financial Group is a holding company whose primary operating subsidiaries are Farm Bureau Life Insurance Company and EquiTrust Life Insurance Company. FBL underwrites, markets and distributes life insurance, annuities and mutual funds to individuals and small businesses. In addition, FBL manages all aspects of three Farm Bureau affiliated property-casualty insurance companies for a management fee. For more information, please visit www.fblfinancial.com.


                      FBL Financial Group, Inc.
            Consolidated Statements of Income (Unaudited)
            (Dollars in thousands, except per share data)

                         Three months ended       Six months ended
                              June 30,                June 30,
                          2007        2006        2007        2006
                       ----------- ----------- ----------- -----------
REVENUES
 Interest sensitive
  and index product
  charges                $ 27,930    $ 26,495    $ 54,916    $ 51,809
 Traditional life
  insurance premiums       38,975      35,773      73,512      70,161
 Net investment income    154,582     128,972     304,544     251,352
 Derivative income
  (loss)                   44,826     (22,431)     40,949      (5,599)
 Realized/unrealized
  gains on investments      1,156         222       2,612      11,826
 Other income               6,446       6,165      13,542      11,714
                       ----------- ----------- ----------- -----------
   Total revenues         273,915     175,196     490,075     391,263
BENEFITS AND EXPENSES
 Interest sensitive
  and index product
  benefits                120,845      54,678     211,633     141,380
 Traditional life
  insurance benefits       23,411      22,523      48,081      45,130
 Increase in
  traditional life
  future policy
  benefits                 11,693      10,441      19,229      19,305
 Distributions to
  participating
  policyholders             5,656       5,794      11,248      11,445
 Underwriting,
  acquisition and
  insurance expenses       51,534      47,146      93,644      88,941
 Interest expense           4,511       2,878       7,799       5,839
 Other expenses             5,673       5,567      11,696      11,064
                       ----------- ----------- ----------- -----------
   Total benefits and
    expenses              223,323     149,027     403,330     323,104
                       ----------- ----------- ----------- -----------
                           50,592      26,169      86,745      68,159
Income taxes              (16,940)     (8,684)    (29,347)    (23,065)
Minority interest in
 loss (earnings) of
 subsidiaries                   5         (71)         (5)       (126)
Equity income, net of
 related income taxes         189         288         564         468
                       ----------- ----------- ----------- -----------
Net income                 33,846      17,702      57,957      45,436
Dividends on Series B
 preferred stock              (37)        (37)        (75)        (75)
                       ----------- ----------- ----------- -----------
Net income applicable
 to common stock         $ 33,809    $ 17,665    $ 57,882    $ 45,361
                       =========== =========== =========== ===========

Earnings per common
 share - assuming
 dilution                $   1.12    $   0.59    $   1.91    $   1.52
                       =========== =========== =========== ===========

Weighted average
 common shares         29,681,654  29,381,931  29,641,038  29,305,216
Effect of dilutive
 securities               603,538     473,666     626,403     505,343
                       ----------- ----------- ----------- -----------
Weighted average
 common shares -
 diluted               30,285,192  29,855,597  30,267,441  29,810,559
                       =========== =========== =========== ===========

    (1) Reconciliation of Net Income to Operating Income (Unaudited)

    In addition to net income, FBL Financial Group has consistently utilized operating income, a non-GAAP financial measure commonly used in the life insurance industry, as a primary economic measure to evaluate its financial performance. Operating income equals net income adjusted to eliminate the impact of realized/unrealized gains and losses on investments, the change in net unrealized gains and losses on derivatives, a nonrecurring lawsuit settlement and the cumulative effect of changes in accounting principles. FBL uses operating income, in addition to net income, to measure its performance since realized/unrealized gains and losses on investments and the change in net unrealized gains and losses on derivatives can fluctuate greatly from quarter to quarter, and the cumulative effect of change in accounting principles and lawsuit settlement in 2006 are nonrecurring items. These fluctuations make it difficult to analyze core operating trends. In addition, for derivatives not designated as hedges, there is a mismatch between the valuation of the asset and liability when deriving net income. This non-GAAP measure is used for goal setting, determining company-wide bonuses and evaluating performance on a basis comparable to that used by many in the investment community. FBL believes the combined presentation and evaluation of operating income, together with net income, provides information that may enhance an investor's understanding of FBL's underlying results and profitability. A reconciliation of net income to operating income is provided in the following table (dollars in thousands, except per share data):

                                  Three months ended Six months ended
                                       June 30,          June 30,
                                    2007      2006     2007     2006
                                  --------- -------- -------- --------

Net income applicable to common
 stock                             $33,809  $17,665  $57,882  $45,361
Adjustments:
  Net realized/unrealized (gains)
   losses on investments (a)        (1,365)     (88)  (2,319)  (7,781)
  Net change in unrealized
   gains/losses on derivatives (a)  (8,278)    (475)  (9,621)  (2,930)
  Cumulative effect of change in
   accounting principles                 -        -      283        -
  Lawsuit settlement (a)                 -    3,172        -    3,172
                                  --------- -------- -------- --------
Operating income applicable to
 common stock                      $24,166  $20,274  $46,225  $37,822
                                  ========= ======== ======== ========

Operating income per common share
 - assuming dilution               $  0.80  $  0.68  $  1.53  $  1.27
                                  ========= ======== ======== ========

    (a) Net of adjustments, as applicable, to amortization of unearned revenue reserves, deferred policy acquisition costs, deferred sales inducements, value of insurance in force acquired and income taxes attributable to gains and losses on investments and derivatives.

    (2) Premiums Collected - Net statutory premiums collected, a measure of sales production, is a non-GAAP measure and includes premiums collected from annuities and universal life-type products. For GAAP reporting, these premiums received are not reported as revenues.

    (3) Reconciliation of Book Value Per Share Excluding Accumulated Other Comprehensive Income (Loss) (Unaudited)

                                               June 30,   December 31,
                                                 2007         2006
                                             ------------ ------------
Book value per share                              $29.01        $29.59
Less: Accumulated other comprehensive income
 (loss)                                            (1.37)         0.95
                                             ------------ ------------
Book value per share, excluding accumulated
 other comprehensive income (loss)                $30.38        $28.64
                                             ============ ============

    Book value per share excluding accumulated other comprehensive income (loss) is a non-GAAP financial measure. Accumulated other comprehensive income (loss) totaled a loss of $40.9 million at June 30, 2007 and income of $28.2 million at December 31, 2006. Since accumulated other comprehensive income (loss) fluctuates from quarter to quarter due to unrealized changes in the fair market value of investments caused principally by changes in market interest rates, FBL believes this non-GAAP financial measure provides useful supplemental information.

                                               June 30,   December 31,
                                                 2007         2006
                                              ----------- ------------
Assets
   Investments                                $10,250,190  $ 9,782,626
   Cash and cash equivalents                      148,789      112,292
   Deferred policy acquisition costs              921,640      827,720
   Deferred sales inducements                     279,083      226,647
   Other assets                                   450,345      440,350
   Assets held in separate accounts               838,190      764,377
                                              ----------- ------------
      Total assets                            $12,888,237  $12,154,012
                                              =========== ============

Liabilities and stockholders' equity
   Policy liabilities and accruals            $ 9,973,478  $ 9,474,599
   Other policyholders' funds                     584,146      562,844
   Debt                                           316,893      218,399
   Other liabilities                              303,699      252,935
   Liabilities related to separate accounts       838,190      764,377
                                              ----------- ------------
      Total liabilities                        12,016,406   11,273,154

Minority interest in subsidiaries                     146          138

Stockholders' equity                              871,685      880,720
                                              ----------- ------------
   Total liabilities and stockholders' equity $12,888,237  $12,154,012
                                              =========== ============

Common Shares Outstanding                      29,939,365   29,661,652
                                              =========== ============

    FFG-1

    CONTACT: FBL Financial Group, Inc.
             Kathleen Till Stange, 515-226-6780
             Investor Relations Vice President
             Kathleen.TillStange@FBLFinancial.com